Exhibit 21.1
FORESTAR GROUP INC.
SUBSIDIARIES

Legal Entity	Jurisdiction	% Ownership
Forestar (USA) Real Estate Group Inc.	Delaware	100%
4S/RPG Land Company LP	Texas	100%
Canyon Land Holdings LLC	Delaware	100%
CL Realty, LLC	Delaware	50%
CL Texas I GP, L.L.C.	Georgia	100%
CL Waterford, LLC	Texas	100%
CL/RPG Land Company, LP	Texas	100%
CREA FMF Nashville LLC	Delaware	30%
FirstLand Investment Corporation	Texas	100%
FMF Development LLC	Delaware	100%
Forestar Hotel Holding Company Inc.	Nevada	100%
Capitol of Texas Insurance Group Inc.	Delaware	100%
Top of Westgate Corporation	Texas	100%
CCA Hospitality, Inc.	Texas	100%
Forestar Mountain Investments LLC	Delaware	100%
Forestar Real Estate Group Inc.	Delaware	100%
Forestar Realty Inc.	Delaware	100%
TEMCO Associates, LLC	Georgia	50%
FORCO Real Estate Inc.	Delaware	100%
Forestar/MWC WCF LLC	Delaware	90%
FOR/SR Forsyth LLC	Delaware	90%
GBF/LIC 288, Ltd.	Texas	75%
Hickory Hill Development, LP	Texas	100%
Johnstown Farms, LLC	Delaware	100%
LIC Ventures Inc.	Delaware	100%
LM Land Holdings, LP	Texas	38%
Mont 200 LLC	Texas	100%
Olympia Joint Venture (general partnership)	Texas	100%
Sabine Real Estate Company	Delaware	100%
Stoney Creek Properties LLC	Delaware	100%
SWR Holdings LLC	Delaware	100%
Sustainable Water Resources LLC	Texas	100%
Timber Creek Properties LLC	Delaware	88%
Westlake Acquisition Partners LLC	Delaware	100%